UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2005

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2005, Kansas City Southern ("KCS" or "the Company"), its wholly owned subsidiary, The Kansas City Southern Railway Company ("KCSR"), and certain of its subsidiaries entered into an amendment of its existing credit agreement. For information on the material terms of the amendment, see Disclosure under Item 2.03 below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The credit agreement was amended to increase the revolving credit facility commitment by $25.0 million to a total available line of credit of $125.0 million. The borrowing spread on the revolving credit facility was reduced by 50 basis points, while the borrowing spread on the term loan facility was reduced by 25 basis points (based on certain financial statement attributes). The revolving credit facility has a maturity date of March 20, 2007 while the term loan facility has a maturity date of March 20, 2008. Additionally, the capital expenditure limit was eliminated as a debt covenant as well as certain other nonmaterial changes made to the Credit Facility as part of the amendment. Failure to maintain compliance with covenants under the debt facility would result in an acceleration of the maturity date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

October 6, 2005	By:	James S. Brook

Name: James S. Brook
Title: Vice President and Comptroller (Principal Accounting Officer)